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                                                                    EXHIBIT 4.21

When recorded, return to:

Fennemore Craig, P.C.
3003 North Central Avenue
Suite 2600
Phoenix, Arizona 85012
Attn: Sarah A. Strunk, Esq.

                       DEED OF TRUST, ASSIGNMENT OF RENTS,
                      SECURITY AGREEMENT AND FIXTURE FILING

This Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (hereinafter called "Deed of Trust") is made as of the day of October 17, 2005 by and among NORD RESOURCES CORPORATION, a Delaware corporation and the successor by merger to Nord Copper Corporation, whose mailing address is P.O. Box 384, Dragoon, AZ 85609, hereinafter called "Trustor," FIRST AMERICAN TITLE INSURANCE COMPANY, whose mailing address is 2398 E. Camelback Road, Suite 1060, Phoenix, Arizona 85016, attention Peggy Barber, hereinafter called "Trustee," and AURAMET TRADING, LLC, a Delaware limited liability company, whose mailing address is 2 Executive Drive, Suite 645, Fort Lee, New Jersey 07024 ("Beneficiary").

                                   WITNESSETH:

SECTION 1. GRANTING CLAUSE; WARRANTY OF TITLE.

     1.1 Except as provided in Paragraph 4.2 hereof, Trustor hereby irrevocably grants, transfers, and assigns to Trustee, in trust, with power of sale, all of Trustor's present and future estate, right, title and interest in and to that real property and all buildings and other improvements now thereon or hereafter constructed thereon (the "Premises"), in the County of Cochise, State of Arizona, described on Schedule "A" attached hereto and by this reference made a part hereof, subject to those matters specifically described on Schedule "B" attached hereto and by this reference made a part hereof (the "Permitted Exceptions"), together with all of the following which, with the Premises (except where the context otherwise requires), are hereinafter collectively called the "Trust Property":

          (a)  All appurtenances in and to the Premises;

          (b) All water and water rights, ditches and ditch rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies, minerals, oil and gas rights, royalties, lease or leasehold interests owned by Trustor, now or hereafter used or useful in connection with, appurtenant to or related to the Premises;

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          (c)  All right, title and interest of Trustor now owned or hereafter acquired in and to all streets, roads, alleys and public places, and all easements and rights of way, public or private, now or hereafter used in connection with the Premises;

          (d) All machinery, equipment, fixtures and materials now or at any time attached to the Premises together with all processing, manufacturing and service equipment and other personal property now or at any time hereafter located on or appurtenant to the Premises and used in connection with the management and operation thereof;

          (e) Any licenses, contracts, permits and agreements required or used in connection with the ownership, operation or maintenance of the Premises, and the right to the use of any tradename, trademark, or service mark now or hereafter associated with the operation of any business conducted on the Premises;

          (f) Any and all insurance proceeds, and any and all awards, including interest, previously and hereafter made to Trustor for taking by eminent domain of the whole or any part of the Premises or any easements therein; and

          (g) Subject to the rights of Beneficiary under Section 3 hereof, all existing and future leases, subleases, licenses and other agreements for the use and occupancy of all or any portion of the Premises and all income, receipts, revenues, rents, issues and profits arising from the use or enjoyment of all or any portion of the Premises.

     TRUSTOR FURTHER REPRESENTS, WARRANTS, COVENANTS AND AGREES AS FOLLOWS:

SECTION 2. OBLIGATION SECURED

This Deed of Trust is given for the purpose of securing the payment by Trustor of the aggregate amount of Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000.00) with interest thereon, extension and other fees, late charges and costs, according to the terms of that Secured Promissory Note, dated as of October 17, 2005, made by Trustor, payable to the order of Beneficiary, and all amendments, modifications, renewals or replacements thereof (hereinafter called the "Note") and payment, performance and observance by Trustor of each covenant, condition, provision and agreement contained herein and of all monies expended or advanced by Beneficiary pursuant to the terms hereof, or to preserve any right of Beneficiary hereunder, or to protect or preserve the Trust Property or any part thereof. All of the indebtedness and obligations secured by this Deed of Trust are hereinafter collectively called the "Obligation."


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SECTION 3. LEASES; ASSIGNMENT OF RENTS AND LEASES

     3.1 To facilitate payment and performance of the Obligation, Trustor hereby absolutely transfers and assigns to Beneficiary all right, title and interest of Trustor in and to (i) all existing and future leases, subleases, licenses and other agreements for the use and occupancy of all or any part of the Trust Property, whether written or oral and whether for a definite term or month to month, including but not limited to those described on Schedule "C" attached hereto and by this reference made a part hereof, together with all guarantees of the lessee's obligations thereunder and together with all extensions, modifications and renewals thereof (hereinafter called the "LEASES"), and (ii) all income, receipts, revenues, rents, issues and profits now or hereafter arising from or out of the Leases or from or out of the Trust Property or any part thereof, including without limitation room rents, minimum rents, additional rents, percentage rents, parking and maintenance charges and fees, tax and insurance contributions, proceeds of the sale of utilities and services, cancellation premiums, claims for damages arising from any breach of the Leases, proceeds from any sale or other disposition of all or any portion of the Trust Property, and all other benefits arising from the use or enjoyment of, or the lease, sale or other disposition of, all or any portion of the Trust Property, together with the immediate and continuing right to receive all of the foregoing (hereinafter called the "RENTS"). In furtherance of this Assignment and not in lieu hereof, Beneficiary may require a separate assignment of rents and leases and/or separate specific assignments of rents and leases covering one or more of the Leases; the terms of all such assignments are incorporated herein by reference.

     3.2 Trustor hereby authorizes and directs the lessees and tenants under the Leases that, upon written notice from Beneficiary all Rents shall be paid directly to Beneficiary as they become due. Trustor hereby relieves the lessees and tenants from any liability to Trustor by reason of the payment of the Rents to Beneficiary. Nevertheless, Trustor shall be entitled to collect the Rents until Beneficiary notifies the lessees and tenants in writing to pay the Rents to Beneficiary. Beneficiary is hereby authorized to give such notification upon the occurrence of an Event of Default and at any time thereafter while such Event of Default is continuing. Receipt and application of the Rents by Beneficiary shall not constitute a waiver of any right of Beneficiary under this Deed of Trust or applicable law, shall not cure any Event of Default hereunder, and shall not invalidate or affect any act done in connection with such Event of Default, including, without limitation, any trustee's sale or foreclosure proceeding.

     3.3 All Rents collected by Trustor shall be applied in the following manner:

          First, to the payment of all taxes and lien assessments levied against the Trust Property, if any, where provision for paying such is not otherwise made;

          Second, to the payment of ground rents (if any) payable with respect to the Trust Property;

          Third, to the payment of any amounts due and owing under the Obligation;


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          Fourth, to the payment of current operating costs and expenses
          (including repairs, maintenance and necessary acquisitions of property and expenditures for capital improvements) arising in connection with the Trust Property;

          Fifth, to Trustor or its designee.

All Rents collected by Beneficiary may be applied to the items above listed in any manner that Beneficiary deems advisable and without regard to the aforestated priorities.

     3.4 Trustor represents and warrants that: (i) the Leases are in full force and effect and have not been modified or amended; (ii) the Rents have not been waived, discounted, compromised, setoff or paid more than one month in advance;
(iii) there are no other assignments, transfers, pledges or encumbrances of any Leases or Rents; and (iv) neither Trustor nor the lessees and tenants are in default under the Leases.

     3.5 Trustor shall (i) fulfill or perform each and every material term, covenant and provision of the Leases to be fulfilled or performed by the lessor thereunder; (ii) give prompt notice to Beneficiary of any notice received by Trustor of default thereunder or of any alleged default or failure of performance that could become a default thereunder, together with a complete copy of any such notice; and (iii) enforce, short of termination thereof, the performance or observance of each and every material term, covenant and provision of each Lease to be performed or observed by the lessees and tenants thereunder.

     3.6 Trustor, without the prior written consent of Beneficiary (not to be unreasonably withheld) shall not: (i) cancel, modify or alter, or accept the surrender of, any Lease; (ii) assign, transfer, pledge or encumber, the whole or any part of the Leases and Rents to anyone other than Beneficiary; (iii) accept any Rents more than one month in advance of the accrual thereof; (iv) do or permit anything to be done, the doing of which, or omit or refrain from doing anything, the omission of which, could be a breach or default under the terms of any Lease or a basis for termination thereof.

     3.7 Beneficiary does not assume and shall not be liable for any obligation of the lessor under any of the Leases and all such obligations shall continue to rest upon Trustor as though this assignment had not been made. Beneficiary shall not be liable for the failure or inability to collect any Rents.

     3.8 Neither the Assignment of Rents and Leases contained herein or in any separate assignment nor the exercise by Beneficiary of any of its rights or remedies thereunder or in connection therewith, prior to Beneficiary obtaining actual possession of the Trust Property as provided in Paragraph 8.2 hereof, shall constitute Beneficiary a "mortgagee in possession" or otherwise make Beneficiary responsible or liable in any manner with respect to the Trust Property or the occupancy, operation or use thereof. In the event Beneficiary obtains actual possession of the Trust Property as provided in Paragraph 8.2 hereof, Beneficiary shall have the rights, and Beneficiary's liability shall be limited, as provided in that Paragraph.


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SECTION 4. SECURITY AGREEMENT

     4.1 Except as provided in Paragraph 4.2 hereof, this Deed of Trust shall cover, and the Trust Property shall include, all property now or hereafter affixed or attached to or incorporated upon the Premises, which, to the fullest extent permitted by law, shall be deemed fixtures and a part of the Premises. To the extent any of the Trust Property consists of rights in action or personal property covered by the Uniform Commercial Code, this Deed of Trust shall also constitute a security agreement, and Trustor hereby grants to Beneficiary, as secured party, a security interest in such property, including all proceeds thereof, for the purpose of securing the Obligation. In addition, except as provided in Paragraph 4.2 hereof, for the purpose of securing the Obligation, Trustor hereby grants to Beneficiary, as secured party, a security interest in all of the property located on, or used in connection with or associated with the Premises described below in, to, or under which Trustor now has or hereafter acquires any right, title or interest, whether present, future, or contingent: all equipment, inventory, accounts, general intangibles, instruments, documents, and chattel paper, as those terms are defined in the Uniform Commercial Code, and all other personal property of any kind (including without limitation money and rights to the payment of money), whether now existing or hereafter created, that are now or at any time hereafter (i) in the possession or control of Beneficiary in any capacity; (ii) erected upon, attached to, or appurtenant to, the Premises; (iii) located or used on the Premises or identified for use on the Premises (whether stored on the Premises or elsewhere); or (iv) used in connection with, arising from, related to, or associated with the Premises or any of the personal property described herein, the construction of any improvements on the Premises, the ownership, development, maintenance, leasing, management, or operation of the Premises, the use or enjoyment of the Premises, or the operation of any business conducted on the Premises; including without limitation all such property more particularly described as follows:

          (a) Buildings, structures and improvements, and building materials, fixtures and equipment to be incorporated into any buildings, structures or improvements;

          (b) Goods, materials, supplies, fixtures, equipment, machinery, furniture and furnishings, including without limitation, all such items used for (i) generation, storage or transmission of air, water, heat, steam, electricity, light, fuel, refrigeration or sound; (ii) ventilation, air-conditioning, heating, refrigeration, fire prevention and protection, sanitation, drainage, cleaning, transportation, communications, maintenance or recreation; (iii) removal of dust, refuse, garbage or snow;
               (iv) transmission, storage, processing or retrieval of information; and (v) floor, wall, ceiling and window coverings and decorations;

          (c) Income, receipts, revenues, rents, issues and profits, including without limitation, room rents, minimum rents, additional rents, percentage rents, parking and maintenance charges and fees, tax and insurance contributions, proceeds of the sale of utilities and services, cancellation premiums, and claims for damages arising from the breach of any leases;


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          (d)  Water and water rights, ditches and ditch rights, reservoirs and reservoir rights, stock or interest in irrigation or ditch companies, minerals, oil and gas rights, royalties, and lease or leasehold interests;

          (e) Plans and specifications prepared for the construction of any improvements, including without limitation, all studies, estimates, data, and drawings;

          (f) Documents, instruments and agreements relating to, or in any way connected with, the operation, control or development of the Premises, including without limitation, any declaration of covenants, conditions and restrictions and any articles of incorporation, bylaws and other membership documents of any property owners association or similar group;

          (g) Claims and causes of action, legal and equitable, in any form whether arising in contract or in tort, and awards, payments and proceeds due or to become due, including without limitation those arising on account of any loss of, damage to, taking of, or diminution in value of, all or any part of the Premises or any personal property described herein;

          (h) Sales agreements, escrow agreements, deposit receipts, and other documents and agreements for the sale or other disposition of all or any part of the Premises or any of the personal property described herein, and deposits, proceeds and benefits arising from the sale or other disposition of all or any part of the Premises or any of the personal property described herein;

          (i) Policies or certificates of insurance, contracts, agreements or rights of indemnification, guaranty or surety, and awards, loss payments, proceeds, and premium refunds that may be payable with respect to such policies, certificates, contracts, agreements or rights;

          (j) Contracts, agreements, permits, licenses, authorizations and certificates, including without limitation all architectural contracts, construction contracts, management contracts, service contracts, maintenance contracts, franchise agreements, license agreements, building permits and operating licenses;

          (k) Trade names, trademarks, and service marks (subject to any franchise or license agreements relating thereto);

          (l) Refunds and deposits due or to become due from any utility companies or governmental agencies;


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          (m)  Replacements and substitutions for, modifications of, and supplements, accessions, addenda and additions to, all of the personal property described herein;

          (n) Books, records, correspondence, files and electronic media, and all information stored therein;

together with all products and proceeds of all of the foregoing, in any form, including all proceeds received, due or to become due from any sale, exchange or other disposition thereof, whether such proceeds are cash or non-cash in nature, and whether represented by checks, drafts, notes or other instruments for the payment of money. The personal property described or referred to in this Paragraph 4.1 is hereinafter called the "Personal Property." The security interests granted in this Paragraph 4.1 are hereinafter severally and collectively called the "Security Interest." The Personal Property includes and the Security Interest extends to the particular items shown on Schedule "D" attached hereto. The parties hereto agree that this Deed of Trust shall be deemed and is a Security Agreement as defined in and for all purposes under the Uniform Commercial Code as in effect in the State of Arizona.

     4.2 Notwithstanding anything herein to the contrary, the Trust Property shall not include and the Security Interest granted to Beneficiary under Paragraph 4.1 shall not extend to and shall not be in any buildings, structures, improvements, fixtures, machinery, equipment, furniture and furnishings, or any contracts, leases documents, instruments or agreements thereof; hereafter acquired by Trustor unless such property was acquired in whole or in part with the proceeds of the Trust Property or are replacements in whole or in part for the Trust Property.

     4.3 The Security Interest shall be self-operative with respect to the Personal Property, but Trustor shall execute and deliver upon receipt of written request therefor from Beneficiary such additional security agreements, financing statements and other instruments as may be reasonably requested in order to impose the Security Interest more specifically upon the Personal Property. The Security Interest, at all times, shall be prior to any other interests in the Personal Property except any lien or security interest granted in connection with any Permitted Exception. Trustor shall act and perform as necessary and shall execute and file all security agreements, financing statements, continuation statements and other documents reasonably requested by Beneficiary to establish, maintain and continue the perfected Security Interest. Trustor, on demand, shall promptly pay all costs and expenses of filing and recording.

     4.4 Trustor shall not sell, transfer, assign or otherwise dispose of any Personal Property or any interest therein without obtaining the prior written consent of Beneficiary not to be unreasonably withheld, except Personal Property that Trustor is obliged to replace pursuant to the terms hereof. Unless Beneficiary then agrees otherwise in writing, all proceeds from any permitted sale or disposition in excess of that required for replacements shall be paid to Beneficiary to be applied to the Obligation, whether or not then due. Trustor shall keep the Personal Property free of all security interests or other encumbrances, except the Security Interest and any security interests and encumbrances granted in connection with any Permitted Exception. Although proceeds of Personal Property are covered hereby, this shall not be construed to mean that Beneficiary consents to any sale of the Personal Property.


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     4.5 Trustor shall keep and maintain the Personal Property in at least as good condition and repair as in existence as of the date hereof, normal wear and tear excepted, and shall promptly replace any part thereof that from time to time may become obsolete, badly worn or in a state of disrepair. All such replacements shall be free of any other security interest or encumbrance, except any security interest or encumbrance granted in connection with any Permitted Exception.

     4.6 Except for purposes of replacement and repair, Trustor, without the prior written consent of Beneficiary not to be unreasonably withheld, shall not remove, or permit the removal of, any Personal Property from the Premises.

     4.7 Trustor hereby warrants, covenants and agrees that: (1) the Personal Property is or will be used primarily for business (other than farm) purposes;
(ii) the Personal Property will be kept at the Premises; and (iii) Trustor's records concerning the Personal Property will be kept at Trustor's address as set forth in the beginning of this Deed of Trust or at the Premises.

     4.8 Trustor represents and warrants that (i) the name specified above for Trustor is the true and correct legal name of Trustor, and (ii) the address specified above is the address of Trustor's chief executive office. Trustor shall give Beneficiary immediate written notice of any change in the location of: (1) Trustor' s chief executive office, as set forth in the beginning of this Deed of Trust; (ii) the Personal Property or any part thereof; or (iii) Trustor' s records concerning the Personal Property. Trustor shall give Beneficiary immediate written notice of any change in the name, identity or structure of Trustor.

     4.9 All covenants and warranties of Trustor contained in this Deed of Trust shall apply to the Personal Property whether or not expressly referred to in this Section 4. The covenants and warranties of Trustor contained in this
Section 4 are in addition to, and not in limitation of, those contained in the other provisions of this Deed of Trust.

     4.10 Upon its recording in the real property records, this Deed of Trust shall be effective as a financing statement filed as a fixture filing. In addition, a carbon, photographic or other reproduced copy of this Deed of Trust and/or any financing statement relating hereto shall be sufficient for filing and/or recording as a financing statement. The filing of any other financing statement relating to any personal property, rights or interests described herein shall not be construed to diminish any right or priority hereunder.

SECTION 5. PROTECTION AND PRESERVATION OF THE TRUST PROPERTY

     5.1 Trustor shall neither commit nor permit to occur any waste upon the Trust Property but shall at all times make or cause to be made all commercially reasonable repairs, maintenance, renewals and replacements as may be necessary to maintain the Trust Property in at least as good condition and repair as in existence as of the date hereof, normal wear and tear excepted. Trustor shall neither use nor permit the use of the Trust Property in material violation of any applicable statute, ordinance or regulation, including, without limitation, the Americans With Disabilities Act of 1990 and corresponding rules and regulations (the "ADA"), or any


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policy of insurance insuring the Trust Property. Trustor shall not Release on, under or about the Premises any Hazardous Substance nor permit any third party to do so except in substantial accordance with Environmental Law. As used herein, the following terms shall have the meanings specified below:

The term "Environmental Law" shall mean any federal, state or local statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et. seq. ("RCRA"); and the Arizona Environmental Quality Act, Title 49, Arizona Revised Statutes, and all rules adopted and guidelines promulgated pursuant to the foregoing.

The term "Hazardous Substance" shall include:

          (a) those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, and in the regulations promulgated pursuant thereto;

          (b)  those substances defined as "hazardous substances" in A.R.S.
               Section 49- 201 and in rules adopted or guidelines promulgated pursuant thereto;

          (c) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302 and amendments thereto); and

          (d) all other substances, materials and wastes that are, or that become, regulated under, or that are classified as hazardous or toxic under, any Environmental Law.

     The term "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping.

     5.2 Trustor shall promptly complete any improvements that may be commenced, in good and workmanlike manner and in conformity with the ADA. Trustor shall repair and restore, in conformity with the ADA, any portions of the Trust Property that may be damaged or destroyed. Trustor shall pay when due all claims for work performed and materials furnished on or in connection with the Trust Property or any part thereof and shall pay, discharge, or cause to be removed, all mechanic's, artisan's, laborer's or materialman's charges, liens, claims of liens or encumbrances upon the Trust Property. Trustor shall substantially comply with all material laws, ordinances and regulations now or hereafter enacted, including, without limitation, the ADA, affecting the Trust Property or requiring any alterations or improvements to be made. Except as required by law, Trustor shall not remove, substantially alter, or demolish any building


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or improvement included in the Trust Property without Beneficiary's prior written consent not to be unreasonably withheld.

     5.3 (a) Trustor shall provide and maintain policies of fire and extended coverage insurance on the Trust Property in an amount not less than the full insurable value, on a replacement-cost basis, of the Trust Property and, when requested by Beneficiary, shall also provide and maintain policies of insurance in amounts commercially reasonable covering vandalism and malicious mischief, sprinkler leakage, rent abatement and/or business loss, flood damage, earthquake and all other risks commonly insured against by persons owning like properties in the locality of the Trust Property or commonly required by prudent institutional lenders making loans secured by liens against such properties. All such policies shall contain standard, non-contributory trust beneficiary clauses making losses payable to Beneficiary. Trustor shall also provide and maintain comprehensive public liability insurance in amounts reasonably required by Beneficiary and containing endorsements naming Beneficiary as an additional insured. All insurance policies shall be with companies from time to time reasonably approved by Beneficiary, shall provide that Beneficiary is to receive thirty (30) days' notice prior to cancellation and shall otherwise be in form and substance reasonably satisfactory to Beneficiary. Original policies of insurance shall be delivered to Beneficiary; renewal policies shall be delivered to Beneficiary thirty (30) days before the expiration of the then-existing policies with satisfactory proof that the premiums for renewal have been paid.

          (b) In the event of loss, Trustor shall give immediate notice to Beneficiary, and Beneficiary may make proof of loss if not made promptly by Trustor. Each insurance company is hereby authorized and directed to make payment for loss directly to an escrow account with a third party bank selected by Beneficiary in its reasonable discretion upon the written discretion of Beneficiary, instead of to Trustor or to Trustor and Beneficiary jointly; Beneficiary may apply all or any part of such insurance proceeds to the payment of the Obligation, whether or not then due, or the restoration or repair of the Trust Property. Beneficiary shall not be responsible for any insurance, for the collection of any insurance proceeds, or for the insolvency of any insurer. Application of insurance proceeds in an amount less than the full outstanding amount of the Obligations by Beneficiary shall not cure nor waive any Event of Default nor invalidate any act done hereunder because of any such Event of Default. In the event of the sale of the Trust Property under the power of sale herein granted to Trustee, or upon foreclosure of this Deed of Trust as a mortgage, or in the event Beneficiary or a receiver appointed by the court shall take possession of the Trust Property without sale, then all right, title and interest of Trustor in and to all insurance policies then in force shall inure to the benefit of and pass to the beneficiary in possession, receiver or purchaser at such sale, as the case may be. Beneficiary is hereby appointed attorney in fact for Trustor to assign and transfer such policies.

          (c) If the insurance proceeds are to be used for the restoration and repair of the Trust Property, they shall be held in a non-interest bearing escrow account with a third party bank selected by Beneficiary in its reasonable discretion (the "Restoration Account"). Trustor, at its expense, shall promptly prepare and submit to Beneficiary all plans and specifications necessary for the restoration and repair of the damaged Trust Property, together with evidence reasonably acceptable to Beneficiary setting forth the total expenditure needed for the restoration


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

and repair based upon a fixed price contract with a reputable builder and covered by performance and labor and material payment bonds. The plans and specifications and all other aspects of the proposed restoration and repair shall be subject to Beneficiary's approval not to be unreasonable withheld. In the event the insurance proceeds held in the Restoration Account are insufficient to complete the restoration and repair, Trustor shall deposit in the Restoration Account an amount equal to the difference between the amount then held in the Restoration Account and the total contract price for the restoration and repair. Trustor may commence restoration and repair of the damaged Trust Property only when authorized in writing by Beneficiary to do so and thereafter shall proceed in a commercially reasonable manner with the restoration and repair until completed. Disbursements shall be made from the Restoration Account for the restoration and repair in accordance with a disbursement schedule, and subject to other terms and conditions, reasonably acceptable to Beneficiary. Disbursements from the Restoration Account shall be charged first against funds deposited by Trustor and, after such funds are exhausted, against the insurance proceeds deposited therein. In the event the amounts held in the Restoration Account exceed the cost of the restoration and repair of the damaged Trust Property, the excess funds shall be disbursed to Trustor to the extent of any amounts deposited therein by Trustor. Any funds remaining after such disbursement, at Beneficiary's option, may be applied by Beneficiary to the payment of the Obligation, whether or not then due, or may be disbursed to Trustor. All funds held in the Restoration Account are hereby assigned to Beneficiary as further security for the Obligation. Beneficiary, at any time, may apply all or any part of the funds held in the Restoration Account to the curing of any Event of Default.

     5.4 Trustor shall maintain and preserve all patented and unpatented mining claims that are a part of the Trust Property. Trustor shall pay or cause to be paid all taxes and assessments of every kind, nature and description levied or assessed on or against the Trust Property and shall deliver to Beneficiary, at least ten (10) days before they become delinquent, receipts showing payment of all such taxes and assessments. Trustor shall maintain and preserve all permits associated with the Trust Property and shall pay or cause to be paid all fees and charges of every kind, nature and description with respect to the permits and shall deliver to Beneficiary at least ten (10) days before they become delinquent, receipts showing payment of all such fees and charges. Trustor also shall pay when due all dues and charges for water and water delivery, electricity, gas, sewers, waste removal, bills for repairs, and any and all other claims, encumbrances and expenses incident to the ownership of the Trust Property and when requested by Beneficiary, Trustor shall promptly deliver to Beneficiary evidence of payment of such expenses. Trustor may contest in good faith the validity or amount of any tax, assessment, charge or encumbrance in the manner provided by law, provided that Trustor shall have furnished Beneficiary a cash deposit to be held in an escrow account with a third party bank selected by Beneficiary in its reasonable discretion to protect Beneficiary against the creation of any lien on, or any sale or forfeiture of, the Trust Property. Upon the final determination of Trustor's contest, Trustor shall promptly pay all sums determined to be due. Any deposit or security provided by Trustor shall be returned to Trustor upon the final determination of Trustor's contest and the payment by Trustor of the sums, if any, determined to be due.

     5.5 Beneficiary may contest, by appropriate legal proceedings, the validity of any valuation for real or personal property tax purposes or of any levy or assessment of any real or personal property taxes against the Trust Property either in the name of Beneficiary or the name of Trustor or both. Trustor, upon notice and request by Beneficiary, shall join in any such proceedings. Trustor shall cooperate with Beneficiary in any such proceeding and execute any documents or pleadings required for such purposes. Trustor shall provide Beneficiary with a copy of the Notice of Valuation within ten (10) days after receipt (five (5) days in the case of personal property). If Beneficiary is successful in contesting any valuation, Trustor shall reimburse Beneficiary for all reasonable costs and legal expenses incurred by Beneficiary in connection with any such proceedings, but in no event shall such reimbursement exceed the tax savings achieved for the period covered by the Notice of Valuation. To facilitate the right of a Beneficiary to contest any real or personal property tax valuation, levy, or assessment as described above, Trustor does hereby make, constitute and appoint Beneficiary, and its successors and assigns, Trustor's true and lawful attorney-in-fact, in Trustor's name, place and stead, or otherwise, to file any claim or proceeding or to take any action, either in its own name, in that of its nominee, in the name of Trustor, or otherwise, to contest any real or personal property tax valuation, levy, or assessment. The power of attorney given herein is a power coupled with an interest and shall be irrevocable so long as any part of the Obligation remains unpaid or unperformed. Beneficiary shall have no obligation to exercise any of the foregoing rights and powers in any event.

     5.6 In order to insure the payment of taxes and assessments that are now, or hereafter may be, a lien upon the Trust Property, and to insure the payment of all premiums on policies of insurance required herein, Trustor, if required by Beneficiary after an Event of Default, shall pay to Beneficiary each month to be held in an escrow account in a third party bank selected by Beneficiary in its reasonable discretion, in addition to any other payments required hereunder, an amount equal to the taxes and special assessments levied or to be levied against the Trust Property and the premium or premiums that will become due and payable to maintain the insurance on the Trust Property, all as reasonably estimated by Beneficiary (giving due consideration to the previous year's taxes, assessments and premiums) less all deposits therefore already made, divided by the number of months remaining before one month prior to the date when the taxes, assessments and premiums become delinquent. If amounts paid to Beneficiary under the terms of this paragraph are insufficient to pay all taxes, assessments and premiums as they become due, Trustor shall pay to Beneficiary upon demand all additional sums necessary to fully pay and discharge these items. All moneys paid to Beneficiary under the terms of this paragraph may be either held by Beneficiary in an escrow account with a third party bank selected by Beneficiary in its reasonable discretion to pay the taxes, assessments and premiums before the same become delinquent or applied to the Obligation upon payment by Beneficiary from its own funds of the taxes, assessments and premiums. To the extent provision is not made for payment pursuant to this paragraph, Trustor shall remain obligated to pay all taxes, assessments and premiums as they become due and payable. Beneficiary shall have no liability to Trustor for interest on any deposits.

     5.7 Trustor hereby assigns, transfers and conveys to Beneficiary all compensation and each and every award of damages in connection with any condemnation for public or private use of, or injury to, the Trust Property or any part thereof, to the extent of the Obligation then remaining unpaid, and all such compensation and awards shall be paid directly to Beneficiary. Beneficiary may apply all or any part of such compensation and awards to the payment of the Obligation, whether or not then due, or to the restoration or repair of the Trust Property.

SECTION 6. PROTECTION AND PRESERVATION OF BENEFICIARY'S INTEREST

     6.1 Trustor, by the payment of any such tax or taxes, shall protect Beneficiary against any and all loss from any taxation of indebtedness or deeds of trust, direct or indirect, that may be imposed upon this Deed of Trust, the lien of this Deed of Trust on the Trust Property, or upon the Obligation, by any law, rule, regulation or levy of the federal government, any state government, or any political subdivision thereof. In the event the burden of such taxation cannot lawfully be shifted from Beneficiary to Trustor, Beneficiary may declare the entire Obligation due and payable sixty (60) days after notice to Trustor.

     6.2 If Trustor shall fail to pay any taxes, assessments, expenses or charges, to keep all of the Trust Property free from liens and claims of liens, to maintain and repair the Trust Property, or to procure and maintain insurance thereon, or otherwise fail to perform as required herein, Beneficiary may advance the monies necessary to pay the same, to accomplish such maintenance and repairs, to procure and maintain such insurance or to so perform; Beneficiary is hereby authorized to enter upon the Trust Property for such purposes.

     6.3 Upon written request by Beneficiary, and excluding any actions by Beneficiary to object to claims in Beneficiary's pending Chapter ii bankruptcy case, Trustor shall appear in and prosecute or defend any action or proceeding that may affect the lien or the priority of the lien of this Deed of Trust or the rights of Beneficiary hereunder and shall pay all costs, expenses (including the cost of searching title) and attorneys' fees incurred in such action or proceeding. Beneficiary may appear in and defend any action or proceeding purporting to affect the lien or the priority of the lien of this Deed of Trust or the rights of Beneficiary. Beneficiary may pay, purchase, contest or compromise any adverse claim, encumbrance, charge or lien that in the judgment of Beneficiary appears to be prior or superior to the lien of this Deed of Trust, other than any Permitted Exceptions.

     6.4 Without obtaining the prior written consent of Beneficiary not to be unreasonably withheld, Trustor shall not sell, transfer, convey, assign or otherwise dispose of, or further encumber, all or any material part of the Trust Property or any interest therein, voluntarily or involuntarily, by operation of law or otherwise. If Trustor is a corporation, partnership, joint venture or trust, any material change in the ownership or management of, or interest in, Trustor, or any pledge or encumbrance of any interest in Trustor, shall be deemed to be a transfer of the Trust Property. Upon the occurrence of any such transaction with Beneficiary's consent, or without Beneficiary's consent if Beneficiary elects not to exercise its rights and remedies for an Event of Default, Beneficiary (i) may increase the interest rate on all or any part of the Obligation as set forth in the Note; (ii) may charge a loan fee and a processing fee in connection with the change; and (iii) shall not be obligated to release Trustor from any liability hereunder or for the Obligation except to the extent required by law. Consent to any such transaction shall not be deemed to be consent or a waiver of the requirement of consent to any other such transaction.

     6.5 Without obtaining the prior written consent of Beneficiary, Trustor shall not consent to, or vote in favor of, the inclusion of all or any part of the Trust Property in any Community Facilities District formed pursuant to the Community Facilities District Act, A. R. S.

Section 48- 701, as amended from time to time. Trustor shall immediately give notice to Beneficiary of any notification or advice that Trustor may receive from any municipality or other third party of any intent or proposal to include all or any part of the Trust Property in a Community Facilities District. Beneficiary shall have the right to file a written objection to the inclusion of all or any part of the Trust Property in a Community Facilities District, either in its own name or in the name of Trustor, and to appear at, and participate in, any hearing with respect to the formation of any such district.

     6.6 All rights, powers and remedies granted Beneficiary herein, or otherwise available to Beneficiary, are for the sole benefit and protection of Beneficiary, and Beneficiary may exercise any such right, power or remedy at its option and in its sole and absolute discretion without any obligation to do so. In addition, if, under the terms hereof, Beneficiary is given two or more alternative courses of action, Beneficiary may elect any alternative or combination of alternatives, at its option and in its sole and absolute discretion. All monies advanced by Beneficiary under the terms hereof and all amounts paid, suffered or incurred by Beneficiary in exercising any authority granted herein, including reasonable attorneys' fees, shall be added to the Obligation, shall be secured by this Deed of Trust, shall bear interest at the highest rate payable on any of the Obligation until paid, and shall be due and payable by Trustor to Beneficiary immediately without demand.

     6.7 Trustor, upon receipt of Beneficiary's reasonable written request, shall promptly correct any defect, error or omission that may be discovered in the content of this Deed of Trust or in the execution or acknowledgment hereof. In addition, Trustor shall do such further acts as may be necessary or that Beneficiary may reasonably request to carry out more effectively the purposes of this Deed of Trust, to subject any property intended to be encumbered hereby to the lien and security interest hereof, and to perfect and maintain the lien and security interest hereof.

     6.8 When requested by Beneficiary, from time to time, Trustor shall promptly deliver, in writing, such information as Beneficiary shall reasonably request relating to the results of the financial operation of the Trust Property. Upon ten (10) days' request, Beneficiary may have access to Trustor's books and records to enable Beneficiary to verify the results of the financial operation of the Trust Property.

SECTION 7. REPRESENTATIONS AND WARRANTIES

     7.1 Trustor is a (i) duly organized, validly existing and in good standing under the laws of the state in which it is organized; (ii) is qualified to do business and is in good standing under the laws of the state in which the Trust Property is located and in each state in which it is doing business; (iii) has full power and authority to own its properties and assets and to carry on its business as now conducted; and (iv) is fully authorized and permitted to execute and deliver this Deed of Trust. To Trustor's knowledge the execution, delivery and performance by Trustor of this Deed of Trust and all other documents and instruments relating to the Obligation will not result in any material breach of the terms or conditions or constitute a default under any agreement or instrument under which Trustor is a party or is obligated. Trustor is not in material default in the performance or observance of any covenants, conditions or provisions of any such agreement or instrument.

     7.2 The liens, security interests and assignments created hereby will be valid, effective, properly perfected and enforceable liens, security interests and assignments.

     7.3 All representations and warranties made herein shall survive the execution hereof, the execution and delivery of all other documents and instruments in connection with the Obligation, and until the Obligation has been fully paid and performed.

SECTION 8. DEFAULTS; REMEDIES

     8.1 The occurrence of any of the following events or conditions shall constitute an "Event of Default" under this Deed of Trust:

          (a) Any failure to pay any principal or interest or any other part of the Obligation when the same shall become due and payable and such failure continues for ten (10) business days after written notice thereof to Trustor. No notice, however, shall be required after maturity of any of the Obligation.

          (b) Any failure or neglect to perform or observe any of the covenants, conditions, provisions or agreements of this Deed of Trust, the Note, and that Environmental Indemnity Agreement (the "Indemnity Agreement"), dated of even date herewith by and between Trustor and Beneficiary, or any other document or instrument executed or delivered in connection with the Obligation (other than a failure or neglect described in one or more of the other provisions of this Paragraph 8.1) and such failure or neglect either (i) continues unremedied for a period of thirty (30) days after written notice thereof to Trustor, or (iii) can be remedied, although not within thirty (30) days even by prompt and diligent action, but such remedy is not commenced within thirty (30) days written notice after thereof to Trustor or is not diligently prosecuted to completion within a total of one hundred twenty (120) days from the date of such notice.

          (c) Any warranty, representation or statement contained in this Deed of Trust, the Notes, the Indemnity Agreement, or any other document or instrument executed or delivered in connection with the Obligation, or made or furnished to Beneficiary by or on behalf of Trustor, that shall be or shall prove to have been materially false when made or furnished and such warranty, representation or statement (i) continues unremedied for a period of thirty (30) days after written notice thereof to Trustor, or (iii) can be remedied, although not within thirty (30) days even by prompt and diligent action, but such remedy is not commenced within thirty (30) days written notice after thereof to Trustor or is not diligently prosecuted to completion within a total of one hundred twenty (120) days from the date of such notice.

          (d) The filing by Trustor, (or against Trustor or to which Trustor acquiesces or that is not dismissed within forty-five (45) days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to Trustor; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of Trustor.

          (e) The insolvency of Trustor, or the execution by Trustor of an assignment for the benefit of creditors; or the convening by Trustor of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Trustor to pay its debts as they mature; or if Trustor is generally not paying its debts as they mature.

          (f) The admission in writing by Trustor that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature.

          (g) The liquidation, termination or dissolution of Trustor or any such endorser or guarantor, if a corporation, partnership or joint venture.

          (h) Any levy or execution upon, or judicial seizure of, any portion of the Trust Property, the Personal Property, or any other collateral or security for the Obligation.

          (i) Any attachment or garnishment of, or the existence or filing of any lien or encumbrance other than any Permitted Exceptions against, any portion of the Trust Property, the Personal Property, or any other collateral or security for the Obligation, that is not removed or released within fifteen (15) days after its creation.

          (j) The institution of any legal action or proceedings to enforce any lien or encumbrance upon any portion of the Trust Property, the Personal Property, or any other collateral or security for the Obligation, that is not dismissed within fifteen (15) days after its institution.

          (k) The abandonment by Trustor of all or any part of the Trust
Property.

          (1) The existence of any encroachment upon the Trust Property that has occurred without the approval of Beneficiary that is not removed or corrected within thirty (30) days after its creation.

          (m) The demolition or destruction of, or any substantial damage to, any portion of the Trust Property that is not adequately covered by insurance, or the loss, theft or destruction of, or any substantial damage to, any portion of the Personal Property or any other collateral or security for the Obligation, that is not adequately covered by insurance.

          (n) Subject to Section 8.1(b) or 8.1(c) above, the occurrence of any Event of Default under the Notes, the Indemnity Agreement, or any other document or instrument executed or delivered in connection with the Obligation.

     8.2 Upon the occurrence of any Event of Default, and at any time while such Event of Default is continuing, Beneficiary may do one or more of the following:

          (a) Declare the entire Obligation to be immediately due and payable, and the same, with all costs and charges, shall be collectible thereupon by action at law.

          (b) Give such notice of default and of election to cause the Trust Property to be sold as may be required by law or as may be necessary to cause Trustee to exercise the power of sale granted herein. Trustee shall then record and give such notice of trustee's sale as then required by law and, after the expiration of such time as may be required by law, may sell the Trust Property at the time and place specified in the notice of sale, as a whole or in separate parcels as directed by Beneficiary, or by Trustor to the extent required by law, at public auction to the highest bidder for cash in lawful money of the United States, payable at time of sale, all in accordance with applicable law. Trustee, from time to time, may postpone or continue the sale of all or any portion of the Trust Property by public declaration at the time and place last appointed for the sale. No other notice of the postponed sale shall be required. Upon any sale, Trustee shall deliver its deed conveying the property sold, without any covenant or warranty, express or implied, to the purchaser or purchasers at the sale. The recitals in such deed of any matters or facts shall be conclusive as to the accuracy thereof. Any person, including Trustor, Trustee or Beneficiary, may purchase at the sale.

          (c) Commence proceedings for foreclosure of this Deed of Trust in the manner provided by law for the foreclosure of a real property mortgage.

          (d) Exercise any or all of the remedies of a secured party under the Uniform Commercial Code with respect to the Personal Property. If Beneficiary should proceed to dispose of any of the Personal Property in accordance with the provisions of the Uniform Commercial Code, ten (10) days' notice by Beneficiary to Trustor shall be deemed to be commercially reasonable notice under any provision of the Uniform Commercial Code requiring notice. Trustor, however, agrees that all property of every nature and description, whether real or personal, covered by this Deed of Trust, together with all personal property used on or in connection with the Premises or any business conducted thereon by the Trustor and covered by separate security agreements, is encumbered as one unit, that this Deed of Trust and such security interests, at Beneficiary's option, may be foreclosed or sold in the same proceeding, and that all property encumbered (both realty and personalty), at Beneficiary's option, may be sold as such in one unit as a going business, subject to the provisions of applicable law.

          (e) Without regard to the adequacy of any security for the Obligation or the solvency of Trustor or any other person or entity, send notifications to any and all lessees and tenants under the Leases that all Rents shall be paid to Beneficiary. Thereafter, Beneficiary shall be entitled to collect the Rents until Trustor cures all Events of Default and may apply the Rents collected at its sole discretion to the maintenance of the Trust Property and/or the payment of the Obligation.

          (f) Apply any funds in the possession or control of Beneficiary under the provisions of Paragraph 5.6 hereof to the payment of the Obligation, in lieu of the purposes specified in that paragraph.

          (g) Apply for and obtain, without regard to the adequacy of any security for the Obligation or the solvency of the Trustor or any other person or entity, a receiver by any court of competent jurisdiction to take charge of all the Trust Property, to manage, operate and carry on any business then being conducted or that could be conducted on the Premises, to carry on, protect, preserve, replace and repair the Trust Property, and receive and collect all Rents and to apply the same to pay the receiver's expenses for the operation of the Trust Property and then in the manner provided in Paragraph 3.3 herein. Upon appointment of said receiver, Trustor shall immediately deliver possession of all of the Trust Property to such receiver. Neither the appointment of a receiver for the Trust Property by any court at the request of Beneficiary or by agreement with Trustor nor the entering into possession of all or any part of the Trust Property by such receiver shall constitute Beneficiary a "mortgagee in possession" or otherwise make Beneficiary responsible or liable in any manner with respect to the Trust Property or the occupancy, operation or use thereof. Trustor agrees that Beneficiary shall have the absolute and unconditional right to the appointment of a receiver in any independent and/or separate action brought by Beneficiary regardless of whether Beneficiary seeks any relief in such action other than the appointment of a receiver. In that respect, Trustor waives any express or implied requirement under common law or A.R.S. Section 12-1241 that a receiver may be appointed only ancillary to other judicial or non-judicial relief.

          (h) Without regard to the adequacy of any security for the Obligation or the solvency of Trustor or any other person or entity, enter upon and take possession of all or any part of the Trust Property, either in person or by agent or employee, or by a receiver appointed by a court of competent jurisdiction; Trustor shall on written demand peaceably surrender possession of the Trust Property to Beneficiary. Beneficiary, in its own name or in the name of Trustor, may operate and maintain all or any part of the Trust Property to such extent as Beneficiary deems advisable, may rent and lease the same to such persons, for such periods of time, and on such terms and conditions as Beneficiary in its reasonable discretion may determine, and may sue for or otherwise collect any and all Rents, including those past due and unpaid. In dealing with the Trust Property as a beneficiary in possession, Beneficiary shall not be subject to any liability, charge, or obligation therefor to Trustor, other than for gross negligence and willful misconduct, and shall be entitled to operate any business then being conducted or which could be conducted thereon or therewith at the expense of and for the account of Trustor (and all net losses, costs and expenses thereby incurred shall be advances governed by Paragraph 6.6 hereof), to the same extent as the owner thereof could do, and to apply the Rents to pay the receiver's expenses, if any, for the operation of the Trust Property and then in the manner provided in Paragraph 3.3 herein.

     8.3 Trustor shall pay all reasonable costs and expenses, including without limitation costs of title searches and title policy commitments, Uniform Commercial Code searches, court costs and reasonable attorneys' fees, incurred by Beneficiary in enforcing payment. and performance of the Obligation or in exercising the rights and remedies of Beneficiary hereunder. All such costs and expenses shall be secured by this Deed of Trust and by all other lien and security documents securing the Obligation. In the event of any court proceedings, court costs and attorneys' fees shall be set by the court and not by jury and shall be included in any judgment obtained by Beneficiary.

     8.4 In addition to any remedies provided herein for an Event of Default, Beneficiary shall have all other legal or equitable remedies allowed under applicable law (including specifically that of foreclosure of this instrument as though it were a mortgage). No failure on the part of Beneficiary to exercise any of its rights hereunder arising upon any Event of Default shall be construed to prejudice its rights upon the occurrence of any other or subsequent Event of Default. No delay on the part of Beneficiary in exercising any such rights shall be construed to preclude it from the exercise thereof at any time while that Event of Default is continuing. Beneficiary may enforce any one or more remedies or rights hereunder successively or concurrently. By accepting payment or performance of any of the Obligation after its due date, Beneficiary shall not thereby waive the agreement contained herein that time is of the essence, nor shall Beneficiary waive either its right to require prompt payment or performance when due of the remainder of the Obligation or its right to consider the failure to so pay or perform an Event of Default. In any action by Beneficiary to recover a deficiency judgment for any balance due under the Note upon the foreclosure of this Deed of Trust or in any action to recover the Obligation or Obligations secured hereby, and as a material inducement to making the loan evidenced by the Note, Trustor acknowledges and agrees that the successful bid amount made at any judicial or non-judicial foreclosure sale, if any, shall be conclusively deemed to constitute the fair market value of the Premises, that such bid amount shall be binding against Trustor in any proceeding seeking to determine or contest the fair market value of the Premises and that such bid amount shall be the preferred alternative means of determining and establishing the fair market value of the Premises. Trustor hereby waives and relinquishes any right to have the fair market value of the Premises determined by a judge or jury in any action seeking a deficiency judgment or any action on the Obligation or Obligations secured hereby, including, without limitation, a hearing to determine fair market value pursuant to A.R.S.
Section 12-1566, Section 33-814, Section 33-725 or Section 33-727.

SECTION 9. GENERAL PROVISIONS

     9.1 Trustor shall defend, indemnify and hold harmless Beneficiary, any successors to Beneficiary's interest in the Trust Property, any purchaser of the Trust Property upon foreclosure, and all shareholders, directors, officers, employees and agents of all of the foregoing and their heirs, personal representatives, successors and assigns from and against all claims, costs, expenses, actions, suits, proceedings, losses, damages and liabilities of any kind whatsoever, including but not limited to all amounts paid in settlement of, and all reasonable costs and expenses (including reasonable attorneys' fees) incurred in defending or settling, any actual or threatened claim, action, suit or proceeding, directly or indirectly arising out of or relating to the Obligation, this Deed of Trust, or the Trust Property, occurring from and after the sale of the Trust Property to Trustor, including but not limited to (i) any violation of or claim of violation of the ADA with respect to the Trust Property; or (ii) any breach of any of the warranties, representations and covenants contained herein. This indemnity provision shall continue in full force and effect and shall survive the payment and performance of the Obligation, the release of record of the lien of this Deed of Trust, any foreclosure (or action in lieu of foreclosure) of this Deed of Trust, the exercise by Beneficiary of any other remedy under this Deed of Trust or any other document or instrument evidencing or securing the Obligation, and any suit, proceeding or judgment against Trustor by Beneficiary hereon.

     9.2 The acceptance of this Deed of Trust by Beneficiary shall not be considered a waiver of or in any way to affect or impair any other security that Beneficiary may have, acquire simultaneously herewith, or hereafter acquire for the payment or performance of the Obligation, nor shall the taking by Beneficiary at any time of any such additional security be construed as a waiver of or in any way to affect or impair the security of this Deed of Trust; Beneficiary may resort, for the payment or performance of the Obligation, to its several securities therefor in such order and manner as it may determine.

     9.3 Without notice or demand, without affecting the obligations of Trustor hereunder or the personal liability of any person for payment or performance of the Obligation, and without affecting the lien or the priority of the lien of this Deed of Trust, Beneficiary, from time to time, may: (i) extend the time for payment of all or any part of the Obligation, accept a renewal note therefor, reduce the payments thereon, release any person liable for all or any part thereof, or otherwise change the terms of all or any part of the Obligation;
(ii) take and hold other security for the payment or performance of the Obligation and enforce, exchange, substitute, subordinate, waive or release any such security; (iii) consent to the making of any map or plat of the Trust Property; (iv) join in granting any easement on or in creating any covenants, conditions or restrictions affecting the use or occupancy of the Trust Property;
(v) join in any extension or subordination agreement; or (vi) release or direct Trustee to release any part of the Trust Property from this Deed of Trust. Any such action by Beneficiary, or Trustee at Beneficiary's direction, may be taken without the consent of any junior lienholder and shall not affect the priority of this Deed of Trust over any junior lien.

     9.4 Trustor waives and agrees not to assert: (i) any right to require Beneficiary to proceed against any guarantor, to proceed against or exhaust any other security for the Obligation, to pursue any other remedy available to Beneficiary, or to pursue any remedy in any particular order or manner; (ii) the benefits of any legal or equitable doctrine or principle of marshalling; (iii) the benefits of any statute of limitations affecting the enforcement hereof;
(iv) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand and nonpayment, relating to the Obligation; and (v) any benefit of, and any right to participate in, any other security now or hereafter held by Beneficiary.

     9.5 When all of the Obligation has been paid, Trustee (and Beneficiary if necessary to clear title), upon payment of Trustee's fees, shall promptly reconvey, without warranty, the Trust Property to Trustor and Beneficiary shall promptly deliver to Trustor the Note marked canceled and the Deed of Trust whereupon this Deed of Trust shall be terminated for all purposes. The recitals in such reconveyance of any matters or facts shall be conclusive as to the accuracy thereof. The grantee in such reconveyance may be described as "the person or persons legally entitled thereto."

     9.6 Beneficiary or Trustee, or both, shall have the right to inspect the Trust Property at all reasonable times.

     9.7 Time is of the essence hereof. If more than one Trustor is named herein, the word "Trustor" shall mean all and any one or more of them, severally and collectively. All liability hereunder shall be joint and several. This Deed of Trust shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns. The term "Beneficiary" shall include not only the original Beneficiary hereunder but also any future owner and holder, including pledgees, of the Note. The provisions hereof shall apply to the parties according to the context thereof and without regard to the number or gender of words or expressions used.

     9.8 The acceptance by Trustee of this trust shall be evidenced when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. The trust created hereby is irrevocable by Trustor.

     9.9 This Deed of Trust cannot be changed except by agreement, in writing, signed by Trustor and Beneficiary.

     9.10 No setoff or claim that Trustor now has or may in the future have against Beneficiary shall relieve Trustor from paying or performing the Obligation.

     9.11 Each term, condition and provision of this Deed of Trust shall be interpreted in such manner as to be effective and valid under applicable law but if any term, condition or provision of this Deed of Trust shall be held to be void or invalid, the same shall not affect the remainder hereof which shall be effective as though the void or invalid term, condition or provision had not been contained herein. In addition, should this instrument be or become ineffective as a deed of trust, then these presents shall be construed and enforced as a realty mortgage with the Trustor being the Mortgagor and Beneficiary being the Mortgagee.

     9.12 This Deed of Trust, the Obligation and the agreements of any person or entity to pay or perform the Obligation shall be governed by and construed according to the laws of the State of Arizona.

     9.13 All notices required or permitted to be given hereunder shall be in writing and may be given in person or by United States mail, by delivery service or by electronic transmission. Any notice directed to a party to this Deed of Trust shall become effective upon the earliest of the following: (i) actual receipt by that party; (ii) delivery to the designated address of that party, addressed to that party; or (iii) if given by certified or registered United States mail, twenty-four (24) hours after deposit with the United States Postal Service, postage prepaid, addressed to that party at its designated address. The designated address of a party shall be the address of that party shown at the beginning of this Deed of Trust or such other address as that party, from time to time, may specify by notice to the other parties.

     9.14 As further security for the payment and performance of the Obligation, Beneficiary shall be subrogated to the lien, although released of record, of any and all encumbrances paid from the proceeds of any loan included in the Obligation.

                    [SIGNATURE APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, these presents are executed as of the date indicated above.

TRUSTOR

NORD RESOURCES CORPORATION, a Delaware corporation and the successor by merger to NORD COPPER CORPORATION


By: /s/ Erland A. Anderson
    ---------------------------------
Name: Erland A. Anderson
Title: President

STATE OF ARIZONA )
                 ) ss.
County of Pima   )

The foregoing instrument was acknowledged before me this day of October 17th, 2005 by Erland A. Anderson the President of NORD RESOURCES CORPORATION, a Delaware corporation and the successor by merger to NORD COPPER CORPORATION, on behalf of the corporation.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                        /s/ Madelyn L. Swingle
                                        ----------------------------------------
                                        Notary Public

My commission expires:
6-14-09

                                   SCHEDULE A

The following property located in Cochise County, Arizona, together with all extralateral rights, water rights, and appurtenances, and all fixtures, stockpiles, leach heaps, dumps, and tailings situated thereon:

                         Part 1 - Patented Mining Claims

PARCEL 1

     Arizona, Blue Grass, Puzzle, Enough, and Canton patented lode mining claims, Mineral Survey No. 4340, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 1143496, recorded in the records of Cochise County at Docket 100, Page 283,

     EXCEPT all that portion of the ground within the boundaries of Ross, Dewey, and True Blue, Mineral Survey No. 1717, and North Star, Mineral Survey No. 3242; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground, containing 66.721 acres, more or less.

PARCEL 2

     Afterthought, Burro, Burro No. 3, Coronado, Coronado No. 2, and Mason No. 1 patented lode mining claims, Mineral Survey No. 4571, embracing portions of Sections 25, 26, and 35, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 02-63-0060, recorded in the records of Cochise County at Docket 315, Page 561,

     EXCEPT all that portion of the ground within the boundaries of Republic, Mineral Survey No. 324; Golden Shield, Mineral Survey No. 325; Chicora, Mineral Survey No. 326; Southern, Mineral Survey No. 327; Mayflower, Mineral Survey No. 2764; Calumet, Mineral Survey No. 4197; Tenderfoot, Mineral Survey No. 4314; and
Section 36, Township 15 South, Range 22 East; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground,

     containing 89.005 acres, more or less.

PARCEL 3

     St. George patented lode mining claim, Mineral Survey No. 1966, embracing a portion of Section 36, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 42949, recorded in the records of Cochise County at Book 20, Deeds of Mines, Page 312,

     containing 17.732 acres, more or less.

PARCEL 4

     Mayflower (aka May Flower) patented lode mining claim, Mineral Survey No. 2764, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No: 298716, recorded in the records of Cochise County at Docket 12, Page 581, containing 19.414 acres, more or less.

PARCEL 5

     Acorn, A-Number One, A-Number Two, Chicago, Cochise, Copper Thread, Johnson, Little Johnnie, Rough Rider, Tenderfoot, and United Fraction patented lode mining claims, Mineral Survey No. 4314, embracing portions of Sections 23, 25, and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 1141449, recorded in the records of Cochise County at Docket 93, Page 620,

     EXCEPT all that portion of the ground within the boundaries of Blue Lead Extension, Dwarf, Esmeralda, and Copper Chief, Mineral Survey No. 3242; Copper Bell, Mineral Survey 1717; Highland Mary, Mineral Survey No. 284; Copper King, Mineral Survey No. 285; Republic, Mineral Survey No. 324; Golden Shield, Mineral Survey No. 325; Mayflower, Mineral Survey No. 2764; Tycoon, Mineral Survey No. 329; and Gingham No. 3, unsurveyed; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground,

     FURTHER EXCEPT those portions of Cochise and United Fraction, containing
0.026 and 0.387 acres, more or less, respectively, being those portions lying in the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) and the Northeast Quarter of the Southwest Quarter (NE1/4SW1/4) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David Rae, Grantee, recorded in the Cochise County records as document No. 870102364, containing 106.572 acres, more or less.

PARCEL 6

     Blue Lead, North Star, Little Bush, Copper Chief, Southern Cross, Blue Lead Extension, Dwarf, and Esmeralda patented lode mining claims, Mineral Survey No. 3242, embracing portions of Sections 23 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 610053, recorded in the records of Cochise County at Book 29, Deeds of Mines, Page 92,

     containing 92.563 acres, more or less.

PARCEL 7

     Anaconda, Last Chance, Delta, and Sara patented lode mining claims, Mineral Survey No. 1525, embracing portions of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 036147, recorded in the records of Cochise County at Book 15, Deeds of Mines, Page 236,

     containing 54.14 acres, more or less.

PARCEL 8

     Southern patented lode mining claim, Lot 45, Mineral Survey No. 327, embracing portions of Sections 25, 26, and 36, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 9043 (or 9143), recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 459,

     containing 18.79 acres, more or less.

PARCEL 9

     Mi-an-te-no-mah patented lode mining claim, Lot 48, Mineral Survey No. 330, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 10723, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 455,

     containing 19.28 acres, more or less.

PARCEL 10

     Peabody patented lode mining claim, Lot 39, Mineral Survey No. 286, embracing portions of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6424, recorded in the records of Cochise County at Book 12, Deeds of Mines, Page 433,

     containing 17.36 acres, more or less.

PARCEL 11

     Donna Anna patented lode mining claim, Lot 40, Mineral Survey No. 287, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6423, recorded in the records of Cochise County. at Book 31, Deeds of Mines, Page 427,

     containing 20.66 acres, more or less.

PARCEL 12

     Highland Mary patented lode mining claim, Lot 37, Mineral Survey No. 284, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6474, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 431,

     EXCEPT all that portion of Highland Mary containing 0.064 acres, more or less, being that portion lying in the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364, containing 20.596 acres, more or less.

PARCEL 13

     Copper King patented lode mining claim Lot 38, Mineral Survey No. 285, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6475, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 435,

     containing 20.11 acres, more or less.

PARCEL 14

     Golden Shield patented lode mining claim, Lot 43, Mineral Survey No. 325, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 8891, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 439,

     containing 19.51 acres, more or less.

PARCEL 15

     Republic patented lode mining claim, Lot 42, Mineral Survey No. 324, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 9045, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 471,

     containing 20.66 acres, more or less.

PARCEL 16

     Chicora patented lode mining claim, Lot 44, Mineral Survey No. 326 embracing a portion of Sections 25 and 26, Township 15 South, Range 22.East, G&SRB&M, in the Cochise Mining District Cochise County, Arizona, U.S. Patent No. 9044, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 443,
     containing 15.60 acres, more or less.

PARCEL 17

     Tycoon patented lode mining claim, Lot 47, Mineral Survey No. 329, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 8888, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 467,

     containing 16.88 acres, more or less.

PARCEL 18

     Mammoth patented lode mining claim, Lot 49, Mineral Survey No. 331, embracing portions of Sections 23 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U. S. Patent No. 8889, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 463,

     containing 19.28 acres, more or less.

PARCEL 19

     Clondike, Blue Jacket, Keystone, Blue Bell, Copper Bell, Dewey, True Blue, and Ross patented lode mining claims, Mineral Survey No. 1717, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 42087, recorded in the records of Cochise County at Book 20, Deeds of Mines, Page 542,

     containing 147.266 acres, more or less.

PARCEL 20

     Hillside, Pittsburg, and Teaser patented lode mining claims, Mineral Survey No. 3306, embracing a portion of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 648851, recorded in the records of Cochise County at Docket 634, Page 478,

     EXCEPT all that portion of Hillside and Pittsburg containing 1.235 and
0.381 acres, more or less, respectively, being that portion lying in the South Half of the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) and the East Half of the Southwest Quarter (E1/2SW1/4) of Section 24, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364, containing 49.852 acres, more or less.

PARCEL 21

     San Jacinto patented lode mining claim, Lot 46, Mineral Survey No. 328, embracing a portion of Section 27, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 8890, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 475,

     containing 19.15 acres, more or less

                               PART 2 - FEE LANDS

PARCE1 1

TOWNSHIP 15 SOUTH, RANGE 22 EAST, G&SRB&M
COCHISE COUNTY, ARIZONA

     Section 26: Lots 8, 9, 10, and 11

     EXCEPT all coal and other minerals as reserved in the patent from the United States of America,

     containing 139.00 acres, more or less.

PARCEL 2

TOWNSHIP 15 SOUTH, RANGE 22 EAST, G&SRB&M
COCHISE COUNTY ARIZONA

     Section 26: Those portions of the King and Wolfrime Queen patented lode mining claims lying within the Southeast Quarter (SE1/4) as shown on Mineral Survey No. 1800, U.S. Patent No. 40087, recorded in the records of Cochise County at Book 26, Deeds of Mines, Page 251,

     containing 1.00 acres, more or less.

PARCEL 3

TOWNSHIP 15 SOUTH, RANGE 22 EAST, G&SRB&M
COCHISE COUNTY, ARIZONA

     Section 24: Lot 16

     Section 25: Lots 11, 13, 14, 16, 17, 18, 20, and 21

          EXCEPT any portion of Section 25 lying in the Southeast Quarter of the Northwest Quarter and the Northeast Quarter of the Southwest Quarter of Section 25, Township 15 South, Range 22 East, G&SRB&M conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

     EXCEPT a right-of-way for ditches and canals constructed by the authority of the United States as reserved in the patent from the United States of America.

     containing 53.444 acres, more or less.

PARCEL 4

TOWNSHIP 15 SOUTH, RANGE 22 EAST, G&SRB&M
COCHISE COUNTY, ARIZONA

     Section 23: Lots 11, 12, 13, 15, and 16

     Section 24: Lots 11, 12, and 13

          EXCEPT any portion lying within the South Half of the Southeast Quarter of the Northwest Quarter (S1/2SE1/4NW1/4) and the East Half of the Southwest Quarter (E1/2SW1/4) of Section 24, Township 15 South, Range 22 East, G&SRB&M conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

     Section 25: Lot 12

          EXCEPT any portion lying within the Southeast: Quarter of the Northwest Quarter (SE1/4NW1/4) and the Northeast Quarter of the Southwest Quarter (NE1/4SW1/4) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

     Section 26: Lots 4, 14, 15, 16, 17, 18, and 19; Southwest Quarter of the Northwest Quarter (SW1/4NW1/4)

          EXCEPT a right-of-way for ditches and canals constructed by the authority of the United States as reserved in the patent from the United States of America.

          containing 307.47 acres, more or less.

TOWNSHIP 15 SOUTH, RANGE 22 EAST, G&SRB&M (SURFACE AND MINERAL)
COCHISE COUNTY, ARIZONA

     Section 25: Lot 15 consisting of 37.53 acres, more or less; and

          Lot 16 consisting of 38.26 acres, more or less; and

          Lot 19 consisting of 40 acres, more or less, subject to ownership of those portions of unpatented claims Gladys R and Erika that lie North of the Southern boundary of Lot 19; and

          Those portions of Lots 20 and 21 that lie East of the survey line dated April 23, 1989 completed by H.W. Smith, Registered Land Surveyor; and Those portions of the Cochise Lode Claim and the United Fraction Lode Claim that lie East of the survey line dated April 23, 1989 completed by H.W. Smith, Registered Land Surveyor; and

          That portion of the Highland Mary Lode Claim lying East of the survey line dated April 23, 1989 completed by H.W. Smith, Registered Land Surveyor.

          All described lands, in sum, containing 116.267 acres, more or less.

                        PART 3 - UNPATENTED MINING CLAIMS

The following unpatented lode mining claims located in Sections 22, 23, 24, 25, 26, 27, 35, and 36, Township 15 South, Range 22 East, G&SRB&M, Cochise Mining District, Cochise County, Arizona:

                 Original Recordation   Amended Recordation
                 --------------------   -------------------   BLM Serial No.
Name of Claim         Book   Page           Book   Page            A MC
-------------         ----   ----           ----   ----       --------------
Alamosa                 38     38            369    145            43520
Bee R1                  65    247           1504    298            43521
Bee No. R2            1128    723           1504    300            43522
Bee R3                  65    249           1504    302            43523
Bee R4                  65    250           1504    304            43524
Bee R5                  65    251           1504    306            43525
Bee R11                 65    256           1504    308            43531
Bee R12                 65    257           1504    310            43532
Bumble Bee              75     24            383    207            43542
Burro - 4              278    485                                  43543
Burro -5               278    486                                  43544
Burro -6               278    487                                  43545
Burro -R7             1010    363                                  43546
Burro -8-              278    489                                  43547
Burro -9               278    490                                  43548
Burro -11              278    492                                  43550
Burro -12              278    493                                  43551
Burro -13              278    494                                  43552
Burro -14              278    495                                  43553
Burro -R15            1010    364                                  43554
Burro -16              278    497                                  43555
Burro -A               821    104                                  43560
Burro -B               821    106                                  43561
Burro -C               821    107                                  43562
Burro -D               821    108                                  43563
Burro -E               821    109                                  43564
Burro -G               821    111                                  43566
Burro -H               821    112                                  43567
Burro - I              821    113                                  43568
Burro R L             1010    361                                  43571
Calumet                 17    310             37    446            43573
Charles                 17    530             37    445            43574
Coronado R-1          1013    447                                  43576
Dora                    39    262                                  43578
Echo I                 395    301                                  43579
Echo R2               1128    457           1504    312            43580
Echo R3                395    303           1504    314            43581

                 Original Recordation   Amended Recordation
                 --------------------   -------------------   BLM Serial No.
Name of Claim         Book   Page           Book   Page            A MC
-------------         ----   ----           ----   ----       --------------
Elephant                38     36            369    142            43586
Ella                    39    264                                  43587
Erika                   24    424             37    435            43588
Ernest                  36    380             37    439            43589
Gladys R                49    102           1504    316            43593
Gustave                 39    263                                  43594
Hagerman                16     19             37    438            43595
Ina                     39    261                                  43597
Laura J                362    507                                  43602
Louie                   17    581             37    440            43603
Mary                    24    423             37    436            43605
Millinton               38     39            369    144            43622
Portland                38     37            369    143            43635
Prim Rose               41    331            369    141            43636
Primrose-Bee            73    428            369    147            43637
Ultimo                  36    381             37    437            43645
Wolfrime                17    259             37    442            43675
Rosie R               1592    459                                 172613
Addie R                 16     98                                  43519
Bonanza                 17     41                                  43539
Branda Kaye           1620    440                                 187203
Burro -17              278    513                                  43556
Burro - 18             278    498                                  43557
Burro - 19             278    499                                  43558
Burro - 20             278    500                                  43559
Charlene              1620    434                                 187204
Colorado                39     41                                  43575
Defender                41    328                                  43577
Ellenor               1620    432                                 187205
Eula Belle            1620    430                                 187206
Francine              1620    436                                 187207
Imogene               1620    426                                 187208
Indicator               41    329                                  43598
Jane Rae              1620    438                                 187209
Katie                   36    204                                  43599
Kentucky                41    330                                  43600
Last Chance             36    151                                  43601
Lime No. 1            1620    448                                 187214
Lime No. 2            1620    446                                 187215
Lime No. 3            1620    444                                 187216
Lime No. 4            1620    442                                 187217
Linda Sue             1620    422                                 187210

                 Original Recordation   Amended Recordation
                 --------------------   -------------------   BLM Serial No.
Name of Claim         Book   Page           Book   Page            A MC
-------------         ----   ----           ----   ----       --------------
Mary Eilene           1620    428                                 187211
Mescal No. 5            67     51                                  43621
Moore #1               132     73                                  43623
Moore #2               132     72                                  43624
Moore #3               132     71                                  43625
Nelda Lane            1620    424                                 187212
Puzzle no. 2            17    529                                  43638
Sharie Lynn           1620    418                                 187218
Shirley Louise        1620    420                                 187213

                             PART 4 - RIGHTS OF WAY

BLM RIGHT OF WAY NO. A-22976

     A 50 foot wide right--of-way, designated as BLM Right-of-way Number A-22976, for a road crossing the Ella, Dora, Wolfrime, Mary, Charles, Hagerman, and Erika unpatented lode mining claims, BLM Serial Numbers A MC 43587, 43578, 43675, 43605, 43574, 43595, and 043588, respectively, the same being located in the Southeast Quarter of the Southwest Quarter (SE1/4SW1/4) of Section 25 and the East Half of the Northwest Quarter (E1/2NW1/4) of Section 36, Township 15 South, Range 22 East, G&SRB&M, Cochise County, Arizona, and containing 3.4980 acres more or less, which is more fully described as follows:

          Beginning at adot stationing 895 + 99.3, Thence North 27 degrees 25' 15" West 306.32 feet to a curve with an arc of 34 degrees 15' 52", a radius of 300', a tangent of 92.48' and a length of 179.41';

          Thence North 61 degrees 41' 07" West 701.98 feet to a curve with an arc of 58 degrees 34' 32", a radius of 400', a tangent of 224.36' and a length of 408.93';

          Thence North 3 degrees 06' 35" West 251.47 feet to the southern boundary line of the Ella lode claim, the true point of beginning;

          Thence from the true point of beginning, 1,972.03 feet to a curve with an arc of 13 degrees 08' 56", a radius of 400', a tangent of 46.10 feet, and a length of 91.80';

          Thence North 2 degrees 02' 21" East 233.66 feet to a curve with an arc of 10 degrees, a radius of 400', a tangent of 35.23' and a length of 70.29';

          Thence North 0 degrees 08' 13" East 679.68' to the point where the centerline of the road intersects the northern boundary of the Erika unpatented lode mining claim, BLM Serial Number A MC 43588.

BLM RIGHT-OF-WAY NO. A-9621

Right-of-way for a pipeline, powerline, and access road over and across Lot 4 of
Section 24, Township 15 South, Range 22 East, G&SRB&M, which right-of-way crosses a portion of the Bee R12 and the Echo R3 unpatented lode mining claims, BLM Serial Numbers A MC 43532 and 43581, respectively.

STATE OF ARIZONA RIGHT-OF-WAY NO. 18-95162

A 50-foot wide right-of-way for a road crossing State of Arizona surface lying directly south of and abutting the Ella unpatented lode mining claim, BLM Serial Number A MC 43587, and more particularly described as follows:

          Beginning at adot stationing 895 + 99.3, Thence North 27 degrees 25' 15" West 306.32 feet to a curve with an arc of 34 degrees 15' 52", a radius of 300 feet, a tangent of 92.48 feet and a length of 179.41 feet;

          Thence North 61 degrees 41' 07" West 701.98 feet to a curve with an arc of 58 degrees 34' 32", a radius of 400 feet, a tangent of 224.36 feet and a length of 408.93 feet to the true point of beginning.

          Thence from the true point, of beginning North 3 degrees 06' 35" West
          251.47 feet to the southern boundary line of the Ella unpatented lode mining claim, which point lies South 69 degrees 17' 35" East 167.92 feet from the southwest corner of the Ella unpatented lode mining claim.

RIGHT-OF-WAY AS RESERVED FROM DAVID RAE

A right-of-way across an existing roadway in the East Half of the West Half (E1/2W1/2) of Section 25, Township 15 South, Range 22 East, G&SRB&M as reserved in Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 8701-02364, as further described below:

          BEGINNING at a point on the centerline of the road at its intersection with the section line of Sections 25 and 36, Township 15 South, Range 22 East, G&SRB&M, Cochise County, Arizona, which point is South 89 degrees 50' 33" West, 414.85 feet from the quarter section corner of Sections 25 and 36:

          Thence North 00 degrees 30' 06" West, 678.30 feet;

          Thence North 10 degrees 27' 11" West, 981.02 feet;

          Thence North 14 degrees 40' 20" West, 171.79 feet;

          Thence North 29 degrees 16' 00" West, 128.66 feet;

          Thence North 34 degrees 47' 37" West, 638.55 feet;

          Thence North 37 degrees 21' 57" West, 109.64 feet;

          Thence North 45 degrees 39' 35" West, 126.85 feet;

          Thence North 49 degrees 59' 15" West, 127.59 feet to the intersection of the road with the west sixteenth section line of Section 25, which point is North 00 degrees 00' 40" East, 66.19 feet from the west center sixteenth section corner of Section 25.

ACCESS ROAD RIGHT OF WAY

A right-of-way for ingress and egress over and across an existing roadway extending from the West Half (W1/2) of Lot 20 in Section 25, and running thence through portions of the Northeast Quarter (NE1/4) of Section 25, the Southeast Quarter (SE1/4) of Section 23 and the Southwest Quarter (SW1/4) of Section 23, all in Township 15 South, Range 22 East, G&SRB&M, as further described below:

          BEGINNING at a point lying North 49 degrees 59' 15" West.127.59 feet to the intersection of the road with the west sixteenth section line of Section 25, which point is North 00 degrees 00' 40" East, 66.19 feet from the west center sixteenth section corner of Section 25;

          Thence North 49 degrees 59' 15" West, 798.44 feet;

          Thence North 53 degrees 14' 47" West, 221.39 feet;

          Thence North 60 degrees 43' 02" West, 194.54 feet;

          Thence North 64 degrees 21' 44" West, 145.27 feet;

          Thence North 65 degrees 49' 06" West, 257.90 feet to the intersection of the road with the section line between Sections 25 and 26, which point is south 00 degrees 00' 43" West, 1660.30 feet from the section corner of Sections 23, 24, 25, and 26;

          Thence North 65 degrees 49' 06" West, 89.93 feet;

          Thence North 61 degrees 10' 22" West, 232.91 feet;

          Thence North 72 degrees 14' 31" West, 609.33 feet;

          Thence North 59 degrees 29' 13" West, 409.07 feet;

          Thence North 53 degrees 11' 26" West, 669.07 feet;

          Thence North 48 degrees 10' 06" West, 176.99 feet;

          Thence North 41 degrees 05' 19" West, 562.84 feet;

          Thence North 48 degrees 15' 42" West, 246.72 feet;

          Thence North 50 degrees 38' 20" West, 25.91 feet to the intersection of the road with the line between Sections 23 and 26, which point is South 89 degrees 54' 08" East, 194.54 feet from the quarter section corner of Sections 23 and 26;

          Thence North 50 degrees 38' 20" West, 312.68 feet;

          Thence North 27 degrees 54' 00" West, 152.67 feet;

          Thence North 27 degrees 57' 35" West, 177.57 feet;

          Thence North 27 degrees 47' 54" West, 155.73 feet;

          Thence North 20 degrees 07' 26" West, 194.99 feet;

          Thence North 48 degrees 22' 21" West, 158.51 feet;

          Thence North 56 degrees 34' .27" West, 143.29 feet;

          Thence North 56 degrees 39' 39" West, 296.31 feet;

          Thence North 64 degrees 44' 49" West, 276.84 feet;

          Thence South 89 degrees 42' 38" West, 184.52 feet;

          Thence North 64 degrees 28' 24" West, 339.24 feet to a point on the East end line (line 2-3) of the Enough lode, common with line 2-3 of the Arizona lode, both of Mineral Survey No. 4340, which point is South 32 degrees 27' West, 266.03 feet from Corner No. 2 of the Enough lode, identical with Corner No. 3 of the Arizona lode.

                  PART 5 - WATER RIGHTS, WELLS, AND AGREEMENTS

STATE OF ARIZONA WELL REGISTRATIONS

     State of Arizona, Department of Water Resources, Water Well Registrations and associated water wells located in portions of Sections 23 and 25, Township 15 South, Range 22 East, G&SRB&M, Cochise County, Arizona, as further described below:

Well Registration No.                             Location of Well
---------------------                             ----------------
       36-66376         Township 15 South, Range 22 East, G&SRB&M Section 23: SE1/4SW1/4

       36-66377         Township 15 South, Range 22 East, G&SRB&M Section 25: SW1/4NW1/4

       36-66378         Township 15 South, Range 22 East, G&SRB&M Section 23: NW1/4SE1/4

ACCESS AND WATER USE AGREEMENT

Access and Water Use Agreement dated the 26th day of January, 1987 between David
A. Rae and Cyprus Mines Corporation, the same being recorded as Document No. 870102368, Cochise County, Arizona, which agreement covers the unrestricted use by Cyprus of that certain water well, State of Arizona Department of Water Resources Well Registration No. 36-66379, located in Northwest Quarter of the Northwest Quarter (NW1/4NW1/4) of Section 19, Township 15 South, Range 23 East, G&SRB&M.

                                   SCHEDULE B

                             PERMITTED ENCUMBRANCES

                                 (Johnson Camp)

1. Taxes and assessments collectible by the County Treasurer not yet due and payable.

2. Discrepancies, conflicts in boundary lines, shortage in area, encroachments, or any other facts which a correct survey would disclose, and which are not shown by the public records.

3.   Reservations in the patents from the United States.

4. Liabilities and obligations imposed generally by and on land located within Northern Cochise County Hospital District.

5. Easement for electric lines recorded in Book 55, Miscellaneous Records, Page 299.

6. Easement for telephone and telegraph lines recorded in Book 59, Miscellaneous Records, Page 135.

7. Right of way for a road as shown on Map recorded in Book 2 of Maps, Page 7 and Book 2 of Maps, Page 58.

8. Easement for electric transmission or distribution lines, recorded in Docket 952, Page 77.

9.   Easement for electric transmissions recorded in Docket 933, Page 390.

10. Easement for electric transmission or distribution lines recorded as Document No. 941 1-30104.

11.  Access and Water Use Agreement recorded as Document No. 8701-02368.

                                   SCHEDULE C

Existing Leases:

None

                                   SCHEDULE D

                                PERSONAL PROPERTY

Any and all of the buildings and equipment located at or used in connection with the Johnson Camp Mine, Cochise County, Arizona including, but not limited to:

                         PART 1- BUILDINGS AND EQUIPMENT

1.   MOBILE EQUIPMENT

     1985 Ford 250 4x4 Utility Truck with compressor and Miller Bobcat Welder

     Miller Big 50 Diesel Welder

     Miller Gold Star 452 500 AMP Shop Welder

     Gardner Denver 125HP Screw Compressor

     Cat 416 Series 2 Backhoe

     Toyota 4,000 lb Forklift

     1963 Cat Model 16 Grader

     1998 Cat 980G Front End Loader (leased)

     Ingersoll Rand DM45E Blast Hole Drill

     60KW Portable Generator Plant

     North Star 8000 Portable Generator Plant

     1985 Ford F250 Diesel Pickup

     1992 Toyota SR5 Pickup

     1995 Chevrolet K1500 4X4 Pickup

     1998 Ford F150 4X4 Pickup

     1999 Ford F250 Diesel Pickup

     1999 Ford Explorer SUV

     4" fusion machine for fusing piping

     16" McElroy 618 fusion machine for fusing piping

2.   OFFICE BUILDING AND WAREHOUSE

     OFFICE

     7 Dell Desktop Computers

     1 HP Desk top computer

     6 Misc. printers

     DirecWay Satellite receiver and modem

     Theodolite - Sokkia Total Station SET4C

     Brother 8045D Copier

     HP920 Fax

     Lucent Partner Phone System

     Geologic data, Map cabinets etc.

     Misc. Furniture- desks, conference table, filing cabinets

     WAREHOUSE

     Various small supplies for operations

3.   SAMPLE PREPARATION FACILITY, ASSAY LABORATORY AND SX MECHANIC Shop

     OUTSIDE

          Jaw crusher Auster Brown

          Pulverizer Morse Bros.

     LAB

          Wet Laboratory with two Columns

          Perkin Elmer 100 Atomic Absorption machine

          Misc equipment and supplies

     SX- MECHANIC SHOP

          Plasmarc Arc cutter machine PCM7O

          Power Drive I wire feed welder

          Small plasmasc Arc cutter power con

          Themodynamics 100 Plasma Cutter

          1-Ton JIB crane

          Band Saw

          Misc. hand tools

4.   TRUCK SHOP

     3-ton crane

     Misc hand tools.

5.   MENS AND WOMEN DRY AND LUNCH BUILDING

6.   SOLVENT EXTRACTION

     Four extraction mixer/settler units with two-stage mixers (one primary and one secondary)

     Two stripper units with two-stage mixers

     Sump Pumps

     Diluent Tank

     20,000 gallon Acid Tank

     Crud Cleaning System

     7 Columns for Metallurgical Tests - outside

7.   ELECTRO-WINNING CIRCUIT

     Tankhouse consists of two separate rectifier/cell circuits.

          Original circuit consists of5S CTI polmer concrete Unicells 13,000amp power supply, cells in this circuit hold 22 cathodes and 23 anodes. Two transformer/rectifiers were manufactured by ABB.

          The expansion consists of 16 CTI Unicells with l7,000 amp power supply, cells hold 36 cathodes and 37 anodes. The two transformer/rectifiers are water cooled with a dedicated DI water pump and heat exchanger.

          Weigh Tronix Cathode Scale

          Anodes- full compliment for all cells

          Cathodes -full compliment for all cells less 60 Cathodes

8.   TANK FARM

     The tank farm consists of four surge tanks to facilitate the operation of the SXIEW circuits. The tanks are constructed of fiberglass, HDPE or rubber lined steel. Piping is PVC, HDPE or 316 stainless steel.

          Garnet- anthracite filters pumps

          Air Compressor Champion 25hp other

9.   SUBSTATION TRANSFORMER AND CONTROL PANEL

     69,000V/4160V

10.  ACID PUMPS AND DISTRIBUTION LINES

          3-200 HP pumps (2,000 gpm each) at raffinate pond

          2-200 HP pumps (2,000 gpm each) at PLS #2 Sump

          2'sump pumps

          Pumps at Pond l, 2 and 3

          12" distribution piping and 4" distribution piping from ponds to heaps

          Wobbler and Rainbirds on heaps

          Misc

11.  CORE STORAGE BUILDING

     Core samples

12.  FUEL TANKS AT OLD CRUSHER SITE

     Two Fuel tanks 20,000 gallons each

13.  WATER TANK AND WELLS

     Pumps at three well sites, Republic, Moore and Section 19

14.  OTHER

     3 - 2" Wilden Diaphragm pumps at SX Plant

     Misc, pumps, piping, supplies

                         PART 2- INVENTORY AND SUPPLIES

1.   SULFURIC ACID- NO ACID STORAGE, ONLY ACID IN PROCESS.

2.   ORGANIC- - 15,000 GALLONS

3.   MISC. SUPPLIES

                       PART 3-BOOKS, RECORDS AND ACCOUNTS

MINE OFFICE

1.   Old Purchase Orders, costs records, etc.

2.   Mine Safety records, etc.

3.   Operating and Production reports

                PART 4 -B GEOLOGICAL DATA AT JOHNSON CAMP OFFICES

1.   Various Geologic Data and Files

2.   Various Mining Data, Engineering Data, Reports, Sketches, Drawings, and
     Maps.

3.   Year 2000 Winters Feasibility Study

4.   Aquifer Protection Permit Application